Exhibit 10.13

AVNET DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of May 8, 2018)

	6.2	Financial Hardship Withdrawals	15
	6.3	Unscheduled In-Service Withdrawal	16
	6.4	Scheduled Early Distributions	16
	6.5	Inability to Locate Participant	17
	6.6	Trust	17
ARTICLE 7		ADMINISTRATION	18
	7.1	Committee	18
	7.2	Committee Action	18
	7.3	Powers and Duties of the Committee	19
	7.4	Construction and Interpretation	19
	7.5	Information	20
	7.6	Compensation, Expenses and Indemnity	20
	7.7	Quarterly Statements	20
	7.8	Disputes	20
ARTICLE 8		MISCELLANEOUS	23
	8.1	Unsecured General Creditor	23
	8.2	Restriction Against Assignment	23
	8.3	Withholding	23
	8.4	Amendment, Modification, Suspension or Termination	23
	8.5	Governing Law	24
	8.6	Receipt or Release	24
	8.7	Notices	24
	8.8	Headings and Gender	24
	8.9	Plan Not A Contract of Employment	24
	8.10	Construed as a Whole	24
	8.11	Severability	25

AVNET DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of May 8, 2018)

PREAMBLE

Avnet, Inc., a New York corporation (the “Company”), previously adopted the Avnet Deferred Compensation Plan (the “Original Plan”) originally effective February 1, 1997 (the “Original Effective Date”). The Original Plan was last amended and restated effective as of January 1, 2001 into the Avnet Deferred Compensation Plan (As Amended and Restated Effective as of January 1, 2001) and thereafter amended through the Third Amendment adopted on November 10, 2005 (the “Prior Plan”). The Company then amended and restated the Prior Plan, effective generally as of January 1, 2009, to implement various design changes to the Prior Plan and primarily to comply with Section 409A of the Code (as defined below). Accordingly, the Prior Plan became known as the Avnet Deferred Compensation Plan (As Amended and Restated Effective Generally as of January 1, 2009) (the “Plan”). The Plan was further amended by the First Amendment, as filed with the Securities and Exchange Commission on August 12, 2011. The Plan is further amended and restated as set forth herein.

The Plan is intended to be a nonqualified deferred compensation plan under the Code that provides deferral of income to, and at the election of, a select group of management or highly compensated employees of an Employer (as defined below). Accordingly, the Company intends that the Plan will not be a qualified retirement plan under Code Section 401(a), and that the Plan and Trust (as defined below) will be exempt from the requirements of parts 2, 3 and 4 of Title I of ERISA. Moreover, the Company intends that the terms of this Plan document and the administration of the Plan and the Prior Plan shall be in compliance with the applicable requirements under Code Section 409A. At no time during, or after, the Interim 409A Period (as defined below) were benefits deferred under the Prior Plan before the Interim 409A Period changed in such a manner as to cause a material modification of such benefits within the meaning of the Section 409A Rules. Moreover, all benefits deferred under the Prior

Plan were at all times fully vested. Accordingly, the Company intends that benefits which were deferred under the Prior Plan before the Interim 409A Period and the earnings attributable thereto, are not subject to Code section 409A.

The Plan (and to the extent necessary the Prior Plan) shall be interpreted and construed so that benefits deferred under the Prior Plan or this Plan on and after the Interim 409A Period comply with the Section 409A Rules. The Plan shall also be interpreted and construed so that benefits deferred under the Prior Plan before the Interim 409A Period are not subject to the Section 409A Rules. Any provision of the Plan that is found to be inconsistent with the foregoing shall be deemed to be severable from the terms of the Plan and shall have no force or effect.

ARTICLE 1

DEFINITIONS

1.1 “Account” or “Accounts” means a Participant’s Deferral Account and any subaccounts created under Section 4.1.

1.2 “Active Participant” means a Participant who, for a particular Plan Year, has a Compensation Deferral Election in effect for the Plan Year.

1.3 “Affiliate” means the Company and any other entity that is, or would be, aggregated and treated as a single employer with the Company under Code sections 414(b) (controlled group of corporations) or 414(c) (a group of trades or businesses, whether or not incorporated, under common control); provided, however, that an ownership threshold of at least 50% shall be used hereunder instead of the 80% minimum ownership threshold that would otherwise apply under such Code sections.

1.4 “Beneficiary” or “Beneficiaries” means the designated person(s) or entity(ies) to receive benefits in the event of death of the Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder. No Beneficiary designation shall become effective until it is filed in accordance with procedures approved by the Committee. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole or primary custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Gifts to Minors Act or similar statute in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

1.5 “Board of Directors” or “Board” means the Board of Directors of the Company.

1.6 “Bonus” means any amount of cash Compensation attributable to the Participant during a Plan Year which is designated by the Company as a bonus payment and payable by the Company or an Employer. The Committee, in its discretion, shall determine whether any particular type or item of Compensation shall be deemed a “Bonus” for purposes of the Plan or another type of Compensation; provided, however, that such discretion may only be exercised during an Election Period preceding a Plan Year when a Bonus is earned.

1.7 “Business Day” means a day during which The Nasdaq Global Select Market is open for trading.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Committee” means the Committee appointed by the Board to administer the Plan in accordance with Article 7.

1.10 “Company” means Avnet, Inc., a New York corporation, and any successor corporation or entity.

1.11 “Compensation” means a Participant’s Incentive Compensation and/or Salary and/or Bonus; provided, however, that, effective with the 2008 Plan Year, Compensation shall not include payments made to a Participant by an Employer in that are in the nature of severance payments.

1.12 “Compensation Deferral Election” means a written or electronic election completed by the Participant to defer the payment of Compensation, subject to the terms and conditions of the Plan and such other rules, procedures and approvals that the Committee shall determine in its sole discretion. Except as otherwise specifically allowed under the Section 409A Rules (as defined below), a Participant’s Compensation Deferral Election shall be irrevocable for the corresponding Plan Year and shall automatically carry-forward to future Plan Years unless it is revoked or changed by a Participant during a corresponding Election Period. If a Participant who has a Compensation Deferral Election in effect for the 2008 Plan Year does not have projected Compensation of at least $150,000 for calendar year 2009, then such election shall cease as of December 31, 2008 with respect to Salary and as of February 28, 2009 with respect to Incentive Compensation. Consistent with the Section 409A Rules, if a Participant receives an unscheduled distribution of Section 409A Covered Benefits due to a Financial Hardship, his or her Compensation Deferral Election shall be cancelled for the remainder of the Plan Year and such a Participant will be precluded from making another Compensation Deferral Election during the Election Period corresponding to the following Plan Year. Thereafter, the Participant’s previous Deferral Election shall not apply and the Participant must make a new Deferral Election during the Election Period corresponding to the Plan Year when or she is again eligible to defer Compensation under the Plan.

1.13 “Effective Date” of this Plan generally means January 1, 2009, except as otherwise provided herein. Where a particular Plan provision has an effective date prior to January 1, 2009, the terms of the Prior Plan shall be deemed to be amended accordingly.

1.14 “Election Period” for an Eligible Employee means, with respect to a particular Plan Year, the open enrollment period designated by the Committee that ends no later than the last day of the calendar year (i.e., the December 31st) before the next Plan Year starts.

1.15 “Eligible Employee” means any domestic U.S. domicile employee of an Employer who is part of a select group of management or highly compensated employees that the Committee has determined to be eligible to become a Participant in the Plan and to whom the Plan is extended by the Committee, but excluding any person designated by the Company or an Affiliate as an independent contractor or a leased employee. In addition, effective for Salary earned after December 31, 2008 and Incentive Compensation earned after February 28, 2009, a person is any Eligible Employee only if he or she is projected to earn Compensation of at least $150,000 from an Employer during a calendar year. Effective for Plan Years starting after December 31, 2011No individual shall qualify as an Eligible Employee for a Plan Year unless the individual’s projected Compensation for such Plan Year is no less than the following amount:

(a) Effective for Plan Years ending before March 1, 2012, for Salary earned after December 31, 2008 and Incentive Compensation earned after February 28, 2009, $150,000.

(b) Effective for Plan Years starting after December 31, 2011, the limit prescribed by section 401(a)(17) of the Code for the calendar year that ends during the Plan Year.

1.16 “Employer” means the Company and any Affiliate that has adopted the Plan with the consent of the Board or the Committee.

1.17 “Final Section 409A Effective Date” means the date when a rule or requirement under the final regulations issued by the Secretary of the Treasury became effective under Code Section 409A, and shall generally refer to January 1, 2009.

1.18 “Financial Hardship” means an unforeseeable, severe financial emergency resulting from (1) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(a) of the Code); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising out of an event beyond the control of the Participant, which may not be relieved through other available resources of the Participants, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, for distributions attributable to Section 409A Covered Benefits, a Financial Hardship must qualify as an “unforeseeable emergency” under the Section 409A Rules relating to the Participant or his or her dependent or designated Beneficiary under the Plan.

1.19 “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.2(a) in which a Participant’s Account shall be deemed to be invested.

1.20 “Incentive Compensation” means any cash incentive compensation payable to a Participant by the Company or an Employer in addition to the Participant’s Salary and Bonus prior to reduction for any salary deferral contributions to a plan described under Section 125 or Section 401(k) of the Code.

1.21 “Interest Rate” means, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund as of the close of each Business Day, as determined by the Fund (this amount may be a negative number); provided, however, that the Interest Rate for that portion of a Participant’s Account scheduled for a distribution shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund as of the close of the last Business Day of the calendar month before the scheduled distribution date and, if only a partial distribution is being made, the remaining balance of the Participant’s Account shall be adjusted for the Interest Rate effective as of the first Business Day of the following month.

1.22 “Interim Section 409A Effective Date” means mean the date when a particular provision or rule promulgated under Code Section 409A became effective, and shall generally mean January 1, 2005. The term “Interim Section 409A Period” means the period beginning on or after the Interim Section 409A Effective Date and ending immediately before the Final Section 409A Effective Date.

1.23 “Participant” means any Eligible Employee who becomes a Participant in accordance with Section 2.1.

1.24 “Payment Eligibility Date” means a date as soon as administratively practical during the period beginning on the first Business Day of the month following the date when a Participant incurs a distribution event under the Plan and ending on a date that does not exceed 90 days thereafter (as determined by the Committee). Notwithstanding the foregoing, for distributions of Section 409A Covered Benefits to Participants who are Specified Employees (as defined below) subject to the Six Month Payment Delay Rule (as defined below), the term Payment Eligibility Date means a date as soon as administratively practical during the period beginning on the first Business Day of the seventh full month following the Participant’s separation from service (under the Section 409A Rules) and ending on a date that does not exceed 90 days thereafter (as determined by the Committee). (For the avoidance of doubt, if the 90 day period covers two calendar years, the Participant may not designate the calendar year of the payment).

1.25 “Plan” means this Avnet Deferred Compensation Plan (As Amended and Restated Effective Generally as

of January 1, 2009) set forth herein, now in effect, or as amended from time to time.

1.26 “Plan Year” means: (i) prior to January 1, 2008, the calendar year; (ii) effective January 1, 2008, the 14 month period beginning January 1, 2008 and ending on February 28, 2009; and (iii) thereafter, the 12 month period beginning each March 1st and ending on the last day of the February in the following year.

1.27 “Salary” means the Participant’s base salary payable by the Company or an Employer to a Participant in cash prior to reduction for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code. The term “Salary” shall exclude any Bonuses (or other extraordinary compensation-related payments), reimbursements of business, moving and other expenses, any income resulting from stock option exercises, any Incentive Compensation and any distributions from the Plan and/or any other qualified or non-qualified deferred compensation plan. The Committee, in its discretion, shall determine whether any particular type or item of compensation not specifically referred to above shall be deemed “Salary” for purposes of the Plan; provided, however, that such discretion may only be exercised during an Election Period preceding a Plan Year when the Salary is earned..

1.28 “Section 409A Covered Benefits” means that portion of a Participant’s Account attributable to deferrals made on or after the Interim Section 409A Period as adjusted for any earnings or losses attributable thereto and, if applicable, amounts that are deferred before the Interim Section 409A Effective Date that were materially modified within the meaning of the Section 409A Rules.

1.29 “Section 409A Disability” means, with respect to Section 409A Covered Benefits, that a Participant is unable to engage in any substantial gainful activity due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, as determined in accordance with the Section 409A Rules.

1.30 “Section 409A Rules” means the terms and provisions of Section 409A of the Code and the general rules and regulations issued thereunder by the Secretary of the Treasury, the Commissioner of the Internal Revenue Service and their respect delegates.

1.31 “Six Month Payment Delay Rule” means the requirement under Code Section 409A that a Specified Employee must delay his or her distribution of Section 409A Covered Benefits from a “nonqualified deferred compensation plan” (within the meaning of the Section 409A Rules) for six (6) months after Separation From Service, but subject to applicable exceptions under the Section 409A Rules for distributions due to death or a Section 409A Disability.

1.32 “Specified Employee” means a Participant who is considered to be a “key employee” under Code Section 416(i) determined in accordance with procedures consistent with the Section 409A Rules. Without limiting the generality of the foregoing, a Participant’s status as a key employee shall be based on each calendar year, beginning with the calendar year preceding the Interim Section 409A Effective Date and, if the Participant is then a key employee, the Participant shall be considered to be a Specified Employee for the 12-month period beginning on the April 1st following the end of the calendar year when he or she was determined to be a key employee.

1.33 “Target Compensation” means, for a Plan Year, a Participant’s Incentive Compensation and Salary.

1.34 “Trust” means the Avnet Deferred Compensation Rabbi Trust, as amended from time to time.

ARTICLE 2

PARTICIPATION

2.1 Participation. Each person who was a “Participant” under the Prior Plan immediately prior to the Effective Date shall continue to be a Participant in the Plan, but subject to the terms and conditions of the Plan. Any other person who is an Eligible Employee shall become a Participant in the Plan by (A) electing to defer a portion of his or her Compensation in accordance with Section 3.1, and/or (B) completing such other forms or agreements that the Committee, in its sole discretion, may require.

If an employee ceases to be an Eligible Employee, then he or she shall no longer be an Active Participant eligible to have a valid Compensation Deferral Election on file with the Committee for future Plan Years until he or she becomes an Eligible Employee again and subsequently reenrolls in the Plan during an Election Period.

ARTICLE 3

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Election Period. Subject to Section 2.1, each Eligible Employee may elect to defer Compensation by filing with the Committee (or a third party designated by the Committee) a Compensation Deferral Election no later than the last day of the Election Period for the corresponding Plan Year; provided, however, that an Eligible Employee may elect to change his or her Compensation Deferral Election for the 2005 Plan Year by March 15, 2005, but only for Compensation that has not yet been paid as of that date.

(b) General Rule. The amount of Compensation which an Active Participant may elect to defer is as follows:

(1) Any amount of Salary that is at least 5%, and does not exceed 50%, of his or her Salary; and/or

(2) Any amount of Incentive Compensation that is at least 10%, and does not exceed 100%, of his or her Incentive Compensation; and/or

(3) Any amount of Bonus that is at least 10%, and does not exceed 100%, of Bonus provided, however, that no election shall be effective to reduce Compensation that:

(i) an Eligible Employee has actually or constructively received; or

(ii) would cause an Eligible Employee’s Compensation for a calendar year to be an amount which is less than the Social Security taxable wage base for such calendar year.

(c) Coordination With Deferrals to Avnet 401(k) Plan. An Active Participant who makes a valid Compensation deferral election under paragraph (b) above for a Plan Year may also elect, during his or her applicable Election Period, to have certain amounts attributable to pre-tax contributions that would, absent certain limitations under the Code, otherwise be made to the Avnet 401(k) Plan be made or transferred to this Plan. These amounts include refunds attributable to the nondiscrimination tests under Code sections 401(k) or 401(m). Any amounts deferred under the Plan pursuant to this paragraph (c) shall be treated as deferral of Salary for all other purposes of the Plan. Notwithstanding the foregoing, an Active Participant’s ability to defer contributions to the Plan attributable to such refunds from the Avnet 401(k) Plan after December 31, 2004 shall be subject to the Section 409A Rules.

(d) Effect of Election. The Compensation Deferral Election shall be effective with respect to Compensation payable during or after the first pay period beginning with the Plan Year following the Election Period.

(e) Duration of Compensation Deferral Election. Any Compensation Deferral Election shall remain in effect, notwithstanding any change in the Participant’s Compensation, until changed or terminated in accordance with the terms of paragraph (f). Subject to the preceding requirements, a Participant may increase, decrease or terminate his or her Compensation Deferral Election, effective for Compensation payable during pay periods beginning in the Plan Year beginning after the corresponding Election Period during which the new Compensation Deferral Election is filed with the Committee.

(f) Revocation of Compensation Deferral Election. Except to the extent specifically permitted under the Section 409A Rules, a Participant’s Compensation Deferral Election made during an Election Period is irrevocable once that Election Period ends and may not be changed until the following Election Period. Except as otherwise required under the Section 409A Rules, a Participant who is rehired during a Plan Year after incurring a termination of employment with the Company during that Plan Year shall remain subject to the terms of his or her Compensation Deferral Election in place (if any) for that Plan Year. Notwithstanding the foregoing, a Participant who receives a Financial Hardship Withdrawal during a Plan Year pursuant to Section 6.2 shall be deemed to have his or her Compensation Deferral Election revoked for the duration of such Plan Year and shall not be eligible to file a new Compensation Deferral Election with the Committee for the next Plan Year.

(g) Elections other than Elections During the Election Period. A Participant may only file a Compensation Deferral Election during an Election Period. If an individual becomes an Eligible Employee during a Plan Year after the corresponding Election Period has expired, he or she will not be eligible to become a Participant, and accordingly will not be eligible to file a Compensation Deferral Election, until the next following Election Period (with such election to be effective as of the next following Plan Year).

3.2 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, in such manner as prescribed by the Committee, the type(s) of investment funds the Participant’s Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. These investment funds shall be selected by the Committee from time to time, and the Committee may modify, replace or discontinue a particular type or category of investment fund in its sole discretion.

(b) In making the designation pursuant to this Section 3.2, the Participant may specify that all or any whole percentage of his Accounts (of at least 1%) be deemed to be invested in one or more of the types of investment funds available under the Plan from time to time. A Participant may change the designation made under this Section 3.2 by filing a change of election in such manner as specified by the Committee. The change will be effective on the first Business Day following the Business Day when the Participant submits his or her change of investment election (or as soon as practicable thereafter). Notwithstanding the foregoing, no new investment election may be made with respect to amounts in a Participants Account scheduled for distribution after the second to last Business Day of the month preceding the month in which such distribution is scheduled to be made. If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected an investment fund that is similar to a money market fund.

(c) The Interest Rate of each such commercially available investment fund or contract shall be used to determine the amount of earnings or losses to be credited to Participants’ Accounts under Article 4.

ARTICLE 4

ACCOUNTS

4.1 Deferral Account. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a investment fund(s) elected by the Participant pursuant to Section 3.2(a). Without limiting the generality of the foregoing, separate Fund Subaccounts shall be maintained for all

Participants attributable to their Compensation deferrals made prior to January 1, 2005 (including those made under the Memec, LLC Executive Deferred Compensation Plan (the “Memec Plan”)) and, for those Participants whose benefits were merged into this Plan from the Memec Plan, for amounts deferred under the Memec Plan during the 2005 calendar year. A Participant’s Deferral Account shall be credited as follows:

(a) As soon as practicable after the date that Salary being deferred hereunder would otherwise be payable to the Participant, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the Fund Subaccount corresponding to such fund;

(b) As soon as practicable after the date that Incentive Compensation being deferred hereunder would otherwise be payable to the Participant, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the portion of the Incentive Compensation deferred by the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Incentive Compensation that the Participant has elected to be deemed to be invested in a particular type of investment fund shall be credited to the Fund Subaccount corresponding to such fund;

(c) As soon as practicable after the date that Bonus being deferred hereunder would otherwise be payable to the Participant, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the portion of the Bonus money deferred by the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Bonus money that the Participant has elected to be deemed to be invested in a particular type of investment fund shall be credited to the Fund Subaccount corresponding to such fund; and

(d) As of the end of each Business Day, each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the end of the preceding Business Day by the Interest Rate for the corresponding investment fund selected by the Committee pursuant to Section 3.2(b).

ARTICLE 5

VESTING

5.1 Deferral Account. Except as provided in Sections 6.4 and 6.5, a Participant’s Deferral Account shall be 100% vested at all times.

ARTICLE 6

DISTRIBUTIONS

6.1 Distribution of Deferred Compensation.

(a) General Distribution Rules. In the case of a Participant who is no longer employed by the Company or an Affiliate and who either (i) terminates employment as a result of a long-term disability (as defined in the Company’s long-term disability plan), or (ii) who has at least five (5) years of service with the Company or an Affiliate, the Participant’s Account shall be paid to the Participant in the form of substantially equal annual periodic payments over 15 years beginning on his or her Payment Eligibility Date. However, except as indicated below with respect to Section 409A Covered Benefits, a Participant described in the preceding sentence may elect one of the following optional forms of distribution provided, that, if the distribution relates to clause (ii) above, his or her election is filed with the Committee at least one year prior to his or her termination of employment:

(1) a cash lump sum payable on the Participant’s Payment Eligibility Date, and

(2) substantially equal annual periodic payments over five or ten years beginning on the Participant’s Payment Eligibility Date.

Distributions attributable to a Participant’s Fund Subaccount relating to the merger of the Memec Plan into this Plan shall be based on the distribution form or forms applicable to such Participant under the Memec Plan prior to such merger.

(b) Plan Year Distribution Elections for Section 409A Covered Benefits. Notwithstanding the foregoing, for distributions attributable to Section 409A Covered Benefits, a Participant’s ability to select a distribution option under clauses (1) or (2) above shall be determined in accordance with Section 409A Rules. Without limiting the generality of the foregoing, a Participant could select a distribution option under (1) or (2) above during an Election Period for deferrals (and earnings) made during the corresponding Plan Years beginning on or after the Interim Section 409A Effective Date and such distribution election shall apply to deferrals made in future Plan Years unless and until the Participant makes a new, prospective distribution election for deferrals made in future Plan Years during the corresponding Election Period.

(c) Changing Distribution Elections for Section 409A Covered Benefits. If a Participant wants to change a distribution election for Section 409A Covered Benefits, the change will only be effective if it is made at least 12 months in advance of the scheduled payment date, the change to such distribution election option does not take effect until at least 12 months after the date on which the election is made, the first payment with respect to which such election is made is deferred for at least five years from the date the payment would otherwise have been made and, except as allowed under the Section 409A Rules, the distribution election change does not permit the acceleration of the time or schedule of any payment under the Plan. However, the foregoing restrictions shall not apply to any distribution election change for Section 409A Covered Benefits if: (i) the Participant submits a new distribution election by December 1, 2008 and (ii) any such distribution election change does not result in a distribution being postponed for the calendar year in which the distribution change is filed. A Participant may change a distribution election made for Section 409A Covered Benefits only once after December 1, 2008.

(d) Mandatory Lump Sum Distributions. Notwithstanding the foregoing provisions of this Article 6 or the terms of a Participant’s distribution election: (i) if the Participant’s Account is $50,000 or less at his or her termination of employment (or, with respect to Section 409A Covered Benefits payable by reason of a Section 409A Disability, at his or her Payment Eligibility Date, as defined in subsection (g), below), the Participant’s Account shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Eligibility Date; (ii) all payments made to a Beneficiary shall be in the form of a cash lump sum payment that is made no later than the 90 days after the Participant’s date of death (as determined by the Committee and, for the avoidance of doubt, if the 90 day period covers two calendar years, the Beneficiary may not designate the calendar year of the payment) even if periodic payments began before the Participant’s death; and (iii) subject to the disability provisions of Section 6.1(a) and (g), if a Participant terminates employment prior to completing at least five (5) years of service with the Company or an Affiliate, the Participant’s distribution shall be in the form of a cash lump sum on the Participant’s Payment Eligibility Date.

(e) Installment Distributions and Fund Accounts. Distributions made in installment payments will be deemed to be made on a pro rata basis from each Fund Subaccount in which a Participant’s Account is deemed to be invested in pursuant to Section 3.2. The Participant’s Account shall continue to be adjusted for Interest in accordance with the applicable provision of Article 4 of the Plan up until the last Business Day of the month preceding each installment distribution.

(f) Termination of Employment. For all purposes under this Plan, a Participant shall not be considered terminated from employment if the Participant remains employed by the Company or an Affiliate, even if employees of such Affiliate are not Eligible Employees. However, if the Participant is employed by the Company or an Affiliate and ceases to be such as a result of a sale or other corporate reorganization, such sale or reorganization shall be treated as termination of employment unless immediately following such event and without any break in employment the Participant remains employed by Company or another Affiliate or the former Affiliate assumes all liability for the Participant’s benefits under the Plan. Notwithstanding the foregoing, for distributions attributable to Section 409A Covered Benefits, the determination of whether a Participant has terminated employment shall be consistent with the concept of “separation from service,” as that term is used under Section 409A Rules.

(g) Disability. With respect to Section 409A Covered Benefits, the provisions of Section 6.1(a) that relate to a “long-term disability” apply only in the event of a Section 409A Disability. The Payment Eligibility Date for a Participant who is “no longer employed” because he “terminates employment as a result of a long-term disability,” within the meaning of clause (i) of Section 6.1(a), is the first anniversary of the Participant’s commencement of short-term disability benefits by reason of a Section 409A Disability, without regard to whether or when the Participant’s employment with the Company and Affiliates terminates. In the event of a Section 409A Disability, subject to subsection (d) (Mandatory Lump Sum Distributions), above, the Participant’s Section 409A Covered Benefit shall be paid in the form elected by the Participant under Section 6.1(b) (or, if the Participant has not made an election under Section 6.1(b), in annual installments over 15 years). In accordance with Section 6.1(a), if a Participant’s Account is distributed because of a Section 409A Disability, the Participant is not required to satisfy the five (5) years of service condition to receive his distribution in installments.

6.2 Financial Hardship Withdrawals. Participant shall be permitted to elect to withdraw amounts from their Accounts prior to termination of employment with the Company or an Affiliate due to a Financial Hardship subject to the following restrictions:

(a) The election to take a Financial Hardship distribution shall be made by filing an application with, and in such manner as approved by, the Committee prior to the end of any calendar month.

(b) The Committee determines, in its sole discretion, that the Participant has incurred a Financial Hardship.

(c) The amount of the Financial Hardship distribution shall, in all cases, not exceed the amount necessary to satisfy the Financial Hardship (after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets unless any such liquidation would itself cause a Financial Hardship) plus any taxes reasonably anticipated as a result of such distribution.

(d) The amount described in subsection (c) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Committee approves the Financial Hardship distribution application.

(e) To the extent permissible under Section 409A of the Code and the rules and regulations issued thereunder, if a Participant receives a Financial Hardship Distribution, his or her Compensation deferrals shall be cancelled for the balance of that Plan Year and one full Plan Year or such other period as may be required under the Section 409A Rules.

6.3 Unscheduled In-Service Withdrawal. Notwithstanding anything in this Plan to the contrary, for amounts attributable to deferrals made under the Plan prior to the Interim Section 409A Effective Date that are not Section 409A Covered Benefits, a Participant may request to withdrawal of all or a portion of the balance of his Account (other than any Section 409A Covered Benefits) by filing a request with, and in such manner as approved by, the Committee. The withdrawal will be deemed to be made from the deferrals for the year or years whose deferred distribution date is closest to the date of the withdrawal and the Committee, in its sole discretion, shall determine which of the Fund Subaccounts will be charged for the withdrawal. This request may be granted, solely in the absolute discretion of the Committee; provided, however, if the Committee grants a withdrawal request, the Participant will not be able to make Compensation deferrals during the next full Plan Year. The amount of the withdrawal under this section will be subject to a ten percent (10%) forfeiture. Such amount will be forfeited to the Company.

6.4 Scheduled Early Distributions. Participants may elect to receive payments of Compensation deferred during a given Plan Year to be made on a future designated payment date while still employed by filing a written election with the Committee during the Election Period corresponding to such Plan Year, provided the payment date is at least three plan years from the date that the Compensation Deferral Election applicable to such Plan Year is received by the Committee. A Participant may change his or her payment date consistent with the rules in Section 6.1(a) and (c) (as applicable) and, after December 1, 2008, many make only one irrevocable election to postpone such payment date (and may only make one election to postpone such a payment. Payment under this Section will be made in a lump sum. This election shall apply to the Compensation deferred for the Plan Year specified by the Participant on his or her payment election and the earnings credited thereto until the payment date. A distribution pursuant to this Section 6.4 of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her Fund Subaccounts according to the balances in such Subaccounts. Notwithstanding the foregoing, if a Participant terminates employment with the Company for any reason prior to the date on which a payment is scheduled to be made pursuant to this Section 6.4, the Participant’s entire Account balance will be paid pursuant to the provisions of Section 6.1.

6.5 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date, the amount allocated to the Participant’s Deferral Account and Company Contribution Amounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit prior to the expiration of a ten year period, such benefit shall be reinstated without interest or earnings.

6.6 Trust.

(a) The Company may cause the payment of benefits under this Plan to be made in whole or in part by the Trustee of the Trust (the “Trustee”) in accordance with the provisions of this Section 6.6. The Company shall contribute to the Trust for each Participant an amount equal to the amount deferred by the Participant for the Plan Year except to the extent that the Company determines that the Trust otherwise has sufficient assets to provide allocations to Participants’ Accounts. Contributions required shall be made no less frequently than on a monthly basis.

(b) The Committee shall direct the Trustee to pay the Participant or his Beneficiary at the time and in the amount described in Article 6. In the event the amounts held under the Trust are not sufficient to provide the full amount payable to the Participant, the Company shall pay for the remainder of such amount at the time set forth in Article 6. In the event that the Company makes a distribution to a Participant from Company assets, the Company may, in its discretion, cause the Trust to reimburse the Company.

(c) Solely with respect to assets transferred to, or reserved under, the Trust after August 17, 2006 (the “Restriction Period Assets”) for a Participant who is also is an Applicable Covered Employee (as defined below), the Company may direct that Compensation deferred hereunder will not be held in the Trust by making a good faith determination that a Restriction Period (as defined below) is reasonably expected to occur at any time during the next nine months following the date when it provides at least 15 days advanced written notice to the Participant of such determination. The Company may direct the Trustee to transfer any Restriction Period Assets in the Trust back to the Company within 15 days following the end of the Company’s 15 day advanced notification period. Thereafter, the payment obligations to the Participant hereunder attributable to the Restriction Period Assets shall no longer be an obligation of the Trust, but shall remain an obligation of the Company which shall assume all of the duties and responsibilities of the Trust hereunder with respect to such assets. As determined in accordance with section 409A(b)(3) of the Code and applicable Treasury regulations, a Restriction Period means, with respect to any single-employer defined benefit pension plan maintained by an Employer, one of the following:

(1) Any period during which such a plan is in at-risk status under section 430(i) of the Code;

(2) Any period during which an Employer that is a plan sponsor of such a plan is a debtor in a case under Title 11 of the United States Code, or similar Federal or state law; or

(3) The 12-month period beginning on the date which is six months before the termination date of such a plan if, as of the termination date, the plan’s assets are not sufficient to cover all of the plan’s benefit liabilities (as determined under section 4041 of the ERISA .

As determined under section 409(A)(b)(3)(D) and applicable Treasury regulations, a Participant is an Applicable Covered Employee if he or she is an employee of an Employer described in section 162(m)(3) of the Code or subject to the requirements of section 16(a) of the Exchange Act or was such an employee at the time of termination of employment with an Employer.

ARTICLE 7

ADMINISTRATION

7.1 Committee. A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may, from time to time, vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Upon his or her termination of employment with the Company, a person shall automatically cease being a Committee member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee. Notwithstanding the foregoing, the Committee may delegate specific functions or duties to a specific Committee member or members.

7.3 Powers and Duties of the Committee.

(a) The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the funds or contracts to be the Funds in accordance with Section 3.2;

(2) To construe and interpret the terms and provisions of this Plan and to remedy any ambiguities, omissions or inconsistencies contained therein;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To promulgate, administer and enforce such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(8) To take all actions set forth in the Trust agreement, including determining whether to hold or discontinue the Policies.

7.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including, but not limited to, an Affiliate or any Participant or Beneficiary. The Committee shall administer such terms and provisions of the Plan in accordance with any and all laws applicable to the Plan.

7.5 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company, to the extent that the Committee does not authorize payment from the Trust.

(c) To the extent permitted by applicable law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under applicable law.

7.7 Quarterly Statements. Under procedures established by the Committee, a Participant shall have online access to a statement summarizing such Participant’s Accounts on a quarterly basis as soon as practicable after each March 31, June 30, September 30 and December 31 of each year.

7.8 Disputes.

(a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim.

(b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specified reason or reasons for such denial; (2) the specific reference to pertinent provisions of the Plan or Plan rules on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review under subsection (c).

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the determination of the Committee. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.

(d) Review of Decision. Within sixty (60) days after the Company’s receipt of a request for review, after considering all materials presented by the Claimant, the Company will inform the Participant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan or Plan rules on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e) Limitation on Bringing a Legal Action. A legal action relating to a claim or right to benefits under the Plan may be brought by, or on behalf of, a Participant, Beneficiary or other person claiming benefits under the Plan only during a certain period. This period begins after the appeal process has ended under Section 3(c) above and ends 120 days thereafter. However, in no event may a legal action be brought later than one (1) year after the earlier of the date when the Participant, Beneficiary or other person: (i) knows (or should have known) of the existence of, or the underlying facts allegedly supporting the claim or right which is the basis of his or her claim or assertion for benefits or payments under, or relating to, the Plan or (ii) receives a lump sum distribution under the Plan; provided, however, that, if the formal claim or appeal is pending under paragraph (b) or (c) above at the end of the one (1) year period, then such 120-day limitation rule shall apply.

Notwithstanding the foregoing, if a Claimant files a claim within 90 days after the latest date on which a payment could be made to him or her under the Plan and the Section 409A Rules, and the claim or appeal has not been resolved favorable to the Claimant by the 160th day after such latest date, the Claimant may take further enforcement measures to collect payments which the Claimant asserts are owed to him or her under the Plan; provided, however, that, if such action is not taken within 180 days after such latest date, the Claimant’s action will not be presumed to be prompt under the Section 409A Rules and this paragraph shall not apply.

ARTICLE 8

MISCELLANEOUS

8.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust (other than the Trust), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Except as provided in the Trust, any and all of the Company’s assets relating to the Plan shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan (and the Trust) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2 Restriction Against Assignment. The Company or the Trustee shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest. Except as may be required by a valid qualified domestic relations order under ERISA, a Participant’s Accounts shall not be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding. A Participant or Beneficiary shall not have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as is consistent with applicable law provided, however, that payments of a Participant’s Section 409A Covered Benefits shall not cease if the Participant or Beneficiary has already incurred a Payment Eligibility Date.

8.3 Withholding. There shall be deducted from each payment made under the Plan or Trust or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or Compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4 Amendment, Modification, Suspension or Termination. The Board of Directors may amend, modify, suspend or terminate the Plan in whole or in part by adopting a written instrument, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Deferral Account (the Policies themselves shall not be treated as allocated to Deferral Accounts). In addition, the Committee has the right to amend Sections 3.2 and any other Plan provision (subject to the limitation in the preceding sentence) as long as any such amendment does not have a material increase in the costs incurred by the Company in connection with the Plan. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts (regardless of whether such amounts had become vested) shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum as soon as practicable following the date of termination; provided, however, that the foregoing shall apply to only to the extent permissible under the Section 409A Rules for Section 409A Covered Benefits.

8.5 Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of Arizona, without regard to its conflict of law provisions and except to the extent that its laws are preempted by the laws of the United States of America and the Section 409A Rules.

8.6 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7 Notices. All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the manner and at the location specified by the Company.

8.8 Headings and Gender. The headings to sections in the Plan have been included for convenience of reference only. The masculine pronoun shall include the feminine and the singular the plural, whenever appropriate. Except as otherwise expressly indicated, all references to sections in the Plan shall be to sections of the Plan.

8.9 Plan Not A Contract of Employment. The Plan does not constitute a contract of employment and participation in the Plan does not give any Eligible Employee or Participant the right to be retained in the employ of the Company or an Affiliate nor give any person a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

8.10 Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

8.11 Severability. If any provision of this Plan unrelated to its status under Title I of ERISA as an unfunded plan maintained for a select group of management or highly compensated employees is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not impact the validity or enforceability of the remaining provisions of the Plan.